Mid-Con Energy Partners, LP Announces Strategic Preferred Equity Investment

TULSA, August 1, 2016 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) today announces a definitive agreement whereby Mid-Con Energy will sell up to $25.0 million of Class A Convertible Preferred Units (“Preferred Units”) in a private offering (the “Offering”). The Partnership will use the net proceeds from the Offering to fund its previously announced acquisition of certain properties in Nolan County, Texas, and any excess will be used to reduce borrowings under the Partnership’s revolving credit facility.

The Preferred Units will be issued at a price of $2.15 per Preferred Unit (the “Unit Purchase Price”). The Partnership will pay holders of the Preferred Units (“Holders”) a cumulative, quarterly distribution in cash at an annual rate of 8.00% or, under certain circumstances, in additional Preferred Units, at an annual rate of 10.00%. At any time after the six-month anniversary and prior to the fifth anniversary of the closing date of the Offering, each Holder may elect to convert all or any portion of such Holder’s Preferred Units into common units representing limited partner interests in Mid-Con Energy on a one-for-one basis. On the fifth anniversary of the closing date of the Offering, each Holder may elect to cause the Partnership to redeem all or any portion of such Holder’s Preferred Units for cash at the Unit Purchase Price, and any remaining Preferred Units will thereafter be converted to Common Units on a one-for-one basis. Additional terms will be made available as an exhibit to the executed Purchase Agreement.

The securities described in this press release have been offered and will be sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”). The securities will not be registered under the Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward-Looking Statements" of our public filings.

INVESTOR RELATIONS CONTACT
IR@midcon-energy.com
(918) 743-7575

1